Exhibit 8

Sullivan & Cromwell
125 Broad St.
New York, New York 10004

November 18, 2002

Wachovia Preferred Funding Corp.,
1620 East Roseville Parkway,
Roseville, California 95661.

Ladies and Gentleman:

We have acted as counsel to Wachovia Preferred Funding Corp. (the “Company”) in connection with the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of 15,000,000 shares of Series A Preferred Securities of the Company, with a liquidation preference of $25 per share, under the registration statement on Form S-11 (the “Registration Statement”) filed by the Company on or about the date hereof with the Securities and Exchange Commission.

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, we have, without independent investigation, relied as to certain factual matters upon the statements and representations contained in the letters provided to us by the Company and by Wachovia Real Estate Investment Corp. (the “Subsidiary”), each dated November 18, 2002, (together, the “Certificates”).

In rendering this opinion we have also assumed, with your approval, that (i) the statements and representations made in the Certificates are true and correct and (ii) the Certificates have been executed by appropriate and authorized officers of the Company and the Subsidiary. To the extent the statements and representations in the Certificates require the application of legal concepts to factual matters, we have explained such legal concepts to the Company and the Subsidiary in order to permit the Company and the Subsidiary to take such legal concepts into account in making such factual statements and representations in the Certificates.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company and, given the Company’s current ownership interest in the Subsidiary, by the Subsidiary, of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether either the Company or the Subsidiary actually has satisfied or will satisfy the various REIT qualification tests.

Furthermore, we hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States Federal income tax law, the statements set forth under the caption “Federal Income Tax Considerations” in the Prospectus included in the Registration Statement is accurate in all material respects.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part and the reference to us under the caption “Federal Income Tax Considerations”. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/    SULLIVAN & CROMWELL